THE SHARPER IMAGE
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE
April 10, 2008

Jerry W. Levin Resigns as Chairman of the Board of Sharper Image Corporation to Pursue Possible Acquisition of the Company or its Assets

SAN FRANCISCO —Jerry W. Levin, the Chairman of the Board of Sharper Image Corporation (the “Company”) (Ticker: SHRPQ.PK), has informed the Company that he is interested in participating with other investors to acquire some or all of the Company’s businesses or assets. Accordingly, it was agreed that Mr. Levin would resign as a member and Chairman of the Board of Directors effective immediately.

Robert Conway, the recently appointed Chief Executive Officer of the Company, stated that the Company would “give full consideration to any proposal that may be made to acquire the Company’s business or assets.” The Company stated that there can be no assurances that such a proposal will be forthcoming.

About Sharper Image

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. The Company’s principal selling channels include Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Web site, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about the Company’s future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause the Company’s actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. Some of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 under “Risk Factors”. These risks include, among other factors, the success of its new business strategy, its ability to continue to find or develop and to offer attractive merchandise to customers, the market potential for products in design, the success of its advertising efforts, changes in business and economic conditions, risks associated with its retail store, catalog and Internet operations, and changes in the competitive environment in which it operates. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which the Company files from time to time with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT: Sharper Image Corporation Tersh Barber, 415-445-6274 VP, Finance